CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF
THIS EXHIBIT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE
ACT OF 1934. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH
THE COMMISSION.

                                            Burton Grad Associates, Inc.
                                            101 Post Road East
                                            Westport, Connecticut 06880
                                            (203) 222-8718
                                            (203) 222-8728 Fax
                                            Burtgrad@aol.com

August 13, 1998

Mr. Arik Kilman
Liraz Systems, Ltd.
1250 Broadway
35th Floor
New York, New York 10001

Dear Arik:

               Seer Technologies - Preliminary Due Diligence Study

Enclosed  is a  preliminary  due  diligence  report  covering  BGAI's  findings,
conclusions  and   recommendations   regarding  Liraz  Systems,   Ltd.   (Liraz)
considering acquiring a majority interest in Seer Technologies, Inc. (Seer).

Prior to signing a letter of intent with an option to purchase Seer shares, Liraz has requested Burton Grad Associates, Inc. (BGAI) to perform a preliminary due diligence study to help determine whether there are any serious identifiable problems which would indicate that the downside risks associated with the proposed purchase would be out of line with the upside potential. Liraz is separately checking the legal and financial aspects of Seer for the same purpose.

BGAI has focused on operations, technologies, customer attitudes and business/strategic plans. The separate reports from Marty Silberberg (operations), Sid Dunayer (technologies and development) and Specifics (customer survey) are attached as appendices to the report.

The Seer representatives have been most cooperative in assisting BGAI in performing this study, and we would appreciate your thanking them on our behalf.

Sincerely,

/s/ Burton Grad
Burton Grad

Enclosure
BG:3918

                       PRELIMINARY DUE DILIGENCE STUDY OF

                             SEER TECHNOLOGIES, INC.






        Prepared for:                     Liraz Systems, Ltd.
                                          1250 Broadway
                                          New York, New York




        Prepared by:                      Burton Grad Associates, Inc.
                                          101 Post Road East
                                          Westport, CT 06880

                                                   Burton Grad
                                                   Sidney J. Dunayer
                                                   Martin Y.  Silberberg
                                                   Specifics, Inc.




        Date:                                      August 13, 1998

                                Table of Contents


Executive Summary
Section I         Scope, Objectives and Work Plan
Section II        Overview of Seer
Section III       Consideration of Business Activities and Financial Position
Section IV        Analysis of Operations
Section V         Analysis of Technical and Development Activities
Section VI        Customer Survey
Section VII       Concerns and Recommendations

Appendices
----------
         A-1      Burton Grad Professional Profile
         A-2      Sidney J. Dunayer Professional Profile
         A-3      Martin Y. Silberberg Professional Profile
         A-4      Specifics, Inc. Description

         B-1      Information Provided List
         B-2      People Interviewed

         C-1      Descriptive Materials - Seer
         C-2      Seer Financials -- FY1996 and FY1997
         C-3      Press Release and Financial Statements for First Nine Months
                    of FY1998
         C-4      Seer Customers -- FY98
         C-5      Selected Organization Charts -- July 31, 1998

         D        Seer Evaluation -- Martin Y. Silberberg

         E        Seer Preliminary Technical Review -- Sidney J. Dunayer

         F        Customer Survey -- Specifics, Inc.

Executive Summary
-----------------

Seer Technologies, Inc. (Seer) is a publicly held software products company producing and maintaining certain application development products and providing professional services to its customers to assist in the use of these products.

Seer is listed on NASDAQ; it has  approximately  12M shares  outstanding and has
recently  traded  in  the   $1.50-$2.00/share   range,   giving  Seer  a  market
capitalization of $18M to $24M.

Liraz Systems, Ltd. (Liraz) was originally considering paying a total of $30M to acquire new shares in Seer to give Liraz controlling ownership of the company, with the $30M in cash available to help turn around and grow the Seer business. Liraz is now considering a variety of other alternative proposals.

The purpose of the preliminary due diligence was to assist Liraz in deciding whether the downside risks (business, operations, customers or technical) were so great that it was not worth proceeding with a full due diligence study.

In performing this preliminary due diligence study, Burton Grad Associates, Inc.
(BGAI) identified a number of significant concerns which could make the acquisition of Seer Technologies a very risky undertaking, particularly considering the magnitude of the financial investment required:

    o While the Seer technologies, as imbedded in their current HPS products, are quite solid, they are relatively stronger for the MVS market than for the NT/UNIX marketplace. Also, there are two separate HPS products (externally identical, but internally quite different) for the two markets; while one of these can probably be eliminated in the future, both may still need to be maintained for existing customers.

    o The Seer infrastructure has been seriously impacted not just by the extensive layoffs during the 3QFY98, but also by the uncertainty felt by many employees and customers in not knowing whether the company will financially survive. Since any Liraz acquisition announcement would have to wait for the completion of due diligence and financial negotiations, and implementation would require stockholder approval under SEC rules, the uncertainty could not be resolved for at least 45-60 days from the date that Liraz and Seer sign a commitment letter. Further staff erosion would even further weaken the technical and services staffs and encourage prospects and customers to seek alternate solutions. This would reduce the value of the company and increase the difficulty, time and cost required to effect a major business turnaround.

    o New product licenses have dried up (world-wide) and add-on licenses for existing customers have been hard to come by. While many application development tools suppliers have had their new sales affected by customers and prospects concentrating on Y2K projects, most vendors have maintained their customer revenues and relations by performing Y2K corrections and now Euro conversions. Some have also focused on performing application development projects for their customers using their own tools and so are not as dependent on standalone license sales as Seer. Seer has not been successful in doing anything to replace their lost new license revenue (or the impact on its maintenance and services revenue). It is not at all clear that, at this late date, Seer can even turn around the HPS business or implement any substitute revenue generating offerings soon enough to pull in the revenue needed to produce a positive cash flow in the next 6-12 months.

    o One of the most valuable Seer assets is its relationship with IBM-Europe and its potential revenues from IBM's planned CoreBank offering. Lack of financial stability for Seer (including the threat of NASDAQ delisting) could cause IBM to consider other alternatives to the use of HPS in CoreBank and to be reluctant to recommend Seer for other application development projects. This is a very serious threat, since virtually all of Seer's European revenue comes as a result of the IBM marketing alliance. Remember, IBM can (and does) recommend use of other application development products from various vendors to IBM customers.

    o Seer's financials seem to be fraught with high risk. The current balance sheet and recent income statements (as of 6/30/98, covering 9 months of FY98) show that Seer has accumulated extraordinary losses during the last two quarters and now has a negative equity of $16M and outstanding bank loans of approximately $37M. The AR less AP and other accrued expenses has a net value of around $15M. This seriously negative position has triggered a NASDAQ inquiry on delisting.

    o In our opinion, a majority investment by Liraz in Seer common shares will put Liraz at risk for the entire $37M debt as well as being expected to provide the cash needed to carry Seer through the next 9-12 months. In our opinion, it will take at least $5M to $10M just to get Seer back to operating on a break-even basis over the next 9-12 months. In addition, Liraz would need to provide the cash required to develop the proposed new application renewal product offerings, and to rebuild the marketing, sales, support and services staffs required to launch this new product line in the new marketing space. In our opinion, it would cost at least $10-$15M to bring the new product line to a position where it could start to generate period profits.

    o These figures add up to a total exposure over the next 12 months of at least $50M to $60M. While the $37M bank loans may not need to be repaid within the year if Liraz/Seer successfully negotiates an extension, it is likely that, with the removal of the WCAS guaranty, the bank (or even an alternate bank) would seek to reduce the open balance by at least $10M over the next 12 months. Also, the turnaround money for HPS and launch money for the application renewal offerings could be spaced out over the first 6-9 months. Nevertheless, real cash of at least $25M and possibly $35M would be needed before Seer started to generate significant positive cash flow. Most of the investment money may be needed almost immediately in order to avoid NASDAQ delisting.

    o The net effect is that Liraz would be paying essentially $50-60M for ownership of a company whose FY1998 revenues will be, at best, $65M and is operating at an annual going rate of $60M, and is still heading downward in revenue. This translates into paying a p/r ratio of one. Seer is still losing money and, if more layoffs are required, will have to incur even more restructuring charges, further compromising the already severe equity deficiency. Why would Liraz (or anyone else for that matter) pay 1 times revenue for a company with such a very questionable future?

    o In BGAI's opinion, even if WCAS would turn over all of its stock just to eliminate their $17M debt guaranty, Liraz should not take over control of Seer unless it can find a partner to provide a $15M-$20M investment sharing the risk of failure and bankruptcy but, of course, sharing the potential gain if the stock recovers to p/r and p/e ratios typical of successful software products companies.

BGAI, given its technical and operations analyses and after examining the financial situation as it was described in an 8/3/98 meeting with Liraz representatives, has reached the conclusion that Liraz should not invest any money in Seer under the present conditions. This investment does not even pass the "gift" test.

However, if the bank debt could be eliminated (or sharply reduced) and Liraz could form a partnership with another company to market Seer's new offerings on a world-wide basis, then it might be possible to turn Seer into primarily a development and services company which could maintain its HPS revenue level while controlling (and reducing) its fixed operating costs (partially by paying for the marketing, sales and service activities on a commission basis). This approach may limit the upside potential, but would radically reduce the downside financial risk. Note also that this more conservative approach would require significant additional layoffs and finding a suitable marketing partner.

It is also worthwhile exploring other acquisition deal arrangements, particularly those which might take Seer private, since the underlying technologies, customers, and technical employee base are currently solid and valuable. But any practical deal still has to provide enough money to cover the existing debt and to enable Seer to develop and launch its new application renewal offering in a timely fashion.

Section I.    Scope, Objectives and Work Plan
              -------------------------------
Liraz Systems Ltd. (Liraz) wanted to have a preliminary independent due diligence study performed prior to determining whether it wishes to make a substantial controlling investment in Seer Technologies, Inc. (Seer). The actual investment would only be made after a full due diligence study. This preliminary study can help ensure that the initial representations made by Seer to Liraz are accurate and complete and to be sure that there are no serious product, market, customer, development or technical issues which would affect Liraz estimates of current value or projections of future profits.

BGAI, an independent consulting firm with extensive experience in computer software and services company due diligence and valuation studies, has performed this due diligence study so that Liraz can proceed with its potential investment decision in a more informed manner.

Work Process
------------

1. BGAI requested certain information from Seer for each of the areas to be examined. The full request list is attached as Appendix B. For this preliminary study, BGAI reduced the list substantially after discussions with Liraz and Seer.

2. BGAI conducted on-site and phone interviews with identified key executives of Seer and obtained other relevant Seer materials in the assigned due diligence areas.

3. BGAI analyzed the Seer materials and interview notes to identify areas of concern and any potential problems in the assigned due diligence areas. BGAI made a preliminary analysis of the investment values relating to future revenues and profits and identified what it believed to be the principal opportunities and risks.

4.  BGAI  performed  a  limited  survey  of  representative  Seer  customers  to determine their satisfaction with Seer products, services and business operations. BGAI did not interview any of Seer's alliances/partners except for IBM-Europe (CoreBank).

5. BGAI prepared a report to Liraz summarizing its preliminary findings and recommendations.

Staffing
--------

The project was managed by Burton Grad, president of BGAI, with BGAI Associates Sid Dunayer and Marty Silberberg as consultants and Specifics, Inc. performing the Customer Survey. The assignments are noted below:

    o Business Analysis (Markets, Competition, Customer Base, Strategic Plans, Financial Projections) -- Grad
    o   Operations  (Sales and  Marketing,  Customer  Service  and  Support)  --
        Silberberg
    o   Technical (Product Development, Technical Assessment) -- Dunayer
    o   Customer Satisfaction Survey -- Specifics, Inc.

Professional profiles for the BGAI participants are enclosed as Appendices A-1, A-2 and A-3. A brief description of Specifics, Inc. is enclosed as Appendix A-4.

Section II.  Overview of Seer
             ----------------

During our preliminary review, BGAI identified the following principal business values along with the principal business problems and specific areas of potential risk. These are listed below:

Principal Seer Business Values
------------------------------

        o   Customer Base
            -------------
            o   recurring maintenance, services and software add-on revenues
            o   customer satisfaction with products and services
            o   planned   customer  usage  of  products  and  services  for  new
                development

        o   Staff Resources
            o   marketing and sales - U.S., Europe, Asia
            o   professional services - U.S., Europe, Asia
            o   product development and technical maintenance
            o   customer support
            o   finance and administration
            o   executives and management

        o   Products
            o   HPS - MVS
            o   HPS - NT/Unix, etc.
            o   Alliances o IBM - Europe

        o   Other Values
            o   CoreBank (IBM)
            o   Investment in Relativity (T1% of the company's stock)
            o   Net  Essentials  Programs   -communications   capability  (being
                enhanced)
            o   NTPA (brokerage application)

        o   Strategic New Concepts for Seer Future Direction
            o   enterprise application renewal software
            o   network computing facilities
            o   application warehouse capabilities

        o   Net Operating Loss Carryforward

Principal Seer Problems
-----------------------
    o   Obligations to customers and alliances
    o   Financial obligations: debt and taxes
    o   Current perceived financial weakness *
    o   Loss of key people (is it ongoing?)
    o Very low revenues from new sales with flat maintenance and lower services revenues, particularly in the Americas
    o   Anticipated costs of previous and future layoffs
            o   pensions
            o   vacations

Potential Risks
---------------
    o   Lack of market opportunities
    o   Strong competition
    o   Impact of layoffs on technical capabilities
    o   Lower employee and management morale and lost loyalty
    o   Loss of business momentum
    o   Lack of European sales independence (dependence on IBM)
    o   Poor U. S. sales performance

Seer Descriptive and Financial Materials
----------------------------------------

Seer is in the process of trying to change its primary focus from just selling and maintaining proprietary application development tools to becoming a broad provider of tools and services targeted at integrating applications written in various languages running on a variety of platforms. Appendix C-1 describes the previous strategy and the planned new strategy.

Seer financial results have been deteriorating rapidly since FY96 although FY97 results were not as negative as FY96. The financials for both years are shown in Appendix C-2.

Appendix C-3 shows the even more severe losses and negative equity which occurred during the first nine months of FY98 with a continuing increase in debt.

Seer probably had close to * active customers during the first nine months of FY98. Appendix C-4 shows that there have been relatively few additional license fees, but that there were ongoing maintenance fees from * customers; there was services work for * customers who were on maintenance plus * customers who were not on maintenance.

Finally, Appendix C-5 shows the principal organizational units as of July 31, 1998. There were still 452 employees which is very high for a $60M going revenue rate company in the software/services area. This would question whether the radical reductions in personnel made during the past two months have gone anywhere near far enough to bring costs into line with the sharply reduced revenue (and the change in revenue mix).

_____________________________

        * Confidential treatment requested.

Section III.  Consideration of Business Activities and Financial Position
              -----------------------------------------------------------


Findings
--------

Based on the interviews conducted and materials reviewed, BGAI has the following findings regarding these values, problems and risks:

1. Seer has not been able to make any significant new software sales of HPS or even any substantial add-on software sales during 2QFY98 or 3QFY98. Maintenance revenues have been flat, and services revenues have dropped. Poor Americas performance has been the largest problem, but it is a worldwide issue.

2. Seer shows a substantial loss in 3QFY98, but expects to break even in 4QFY98. The improved financial results will come from very sharp cost reductions in 3QFY98, principally through reduction in marketing, sales and other personnel and by closing offices.

3. Seer is an integral part of IBM-Europe's planned CoreBank strategy and products. Each IBM sale of CoreBank systems would involve a major license of HPS products to the IBM customer (plus ongoing maintenance fees) and may generate significant initial and on-going services fees for training, usage assistance, etc. IBM stated to BGAI that it plans to * , but IBM may make an announcement and some sales much earlier.

4. The organization structure and key executive and senior management positions are in flux as Seer is trying to adjust to the recent extensive layoffs. The office of the president seems to be working satisfactorily to reduce costs, but there are as yet no signs of a revenue resurgence.

5. Seer has identified a principal new strategic direction aimed at enterprise application renewal. This strategy requires enhancing HPS to permit open use of existing or future applications, written in various languages, interfaced with the current or future HPS proprietary applications. This appears to be technically achievable by Seer. It is too early to have any strong sense of the market acceptance of this new strategy.

6. Seer has also identified an application warehousing direction which would treat applications information in a manner similar to how data warehousing treats data from various sources and data bases.



_____________________________

        * Confidential treatment requested.

Conclusions
-----------

1. Seer is teetering on the edge of bankruptcy and, without major new money, it probably cannot survive long enough to again become a growing, profitable company.

2. Seer's problems are not just short term, but have been festering at least since shortly after Seer made its IPO in 1995. Management direction has been overly aggressive, inconsistent and plagued by poor reading of market opportunities and market changes.

3. Seer has some assets which may have cash-in value and would not negatively impact Seer's future revenues or operating income. Sale of these assets could help in providing cash needed to produce and launch the new Seer products and to rebuild the infrastructure where needed. These are: NTPA (brokerage package), Relativity investment and, probably most significant, Net Essentials, a middleware communications program.

4. The CoreBank system, when announced and sold by IBM-Europe, should provide major incremental new sales and services revenue. While Seer expects this to have impact in FY99, this is speculative since IBM has stated that it doesn't expect general release until the * .

5. Seer faces heavy duty competition from Sterling Software (previous TIS and Synon products), Sapiens, Rational and others as well as from Oracle, Informix, et al. These are larger and better financed companies with their own independent sales force selling on a worldwide basis. The key to the future for all of the tools vendors lies in customer's acceptance of NT-based tools, able to integrate mainframe application programs with new client/server initiatives.

6. Seer's new products will probably require 6-12 months before they are ready for general release.

_____________________________

        * Confidential treatment requested.

Section IV.  Analysis of Operations
             ----------------------


These comments are based upon Marty Silberberg's report which is in Appendix D.

Findings
--------

1. Certain of Seer's organizations have been severely impacted by the recent layoffs. Some of the key people have left the company and more may be seeking new jobs. This may leave significant gaps in marketing and sales, and possibly in services, support and, of greatest concern, in development.

2. Seer has been previously involved in various alliances, all of which have now been dissolved (except for IBM-Europe). These were generally not successful; significant reserves have been set up to cover non-payment by the partners under the existing contracts.


Conclusions
-----------

1. The current executive team has done a yeoman-like job in the past four months to staunch the severe cash bleeding, but has not yet demonstrated that it can successfully sell Seer's products and services (old or new).

2. The application development tools market has been significantly impacted by user companies being focused on Y2K corrections which has delayed new application development. Nevertheless, the revenue reduction has been far more severe to Seer than to its principal competitors. Seer's particular weakness in the Americas (especially the lack of new customers) is somewhat surprising and of special concern. Is it product and platform decisions or just sales force inadequacy and poor management? Since the Americas are the principal part of the world where Seer sells directly (not through or with IBM), these dismal results may indicate that the only way Seer's products can be sold successfully is through a manufacturer or system integrator.

3. Seer is almost totally dependent on IBM as its only marketing partner in Europe. This dependency is confirmed by the initial customer survey. While the IBM-CoreBank strategic planning manager gives Seer high grades and IBM keeps involving Seer in new proposals, this is still a serious long term exposure.

Section V.  Analysis of Technical and Development Activities
            ------------------------------------------------

These comments are based upon Sid Dunayer's report which is in Appendix E.

Findings
--------

1. Seer's HPS products appear to be technically sound and competitive in both the MVS and NT/Unix markets. It appears that the MVS products as rewritten recently in C may be relatively better performers than the current programs for the NT/Unix market.

2. Seer's HPS MVS products seem to be well structured and documented. The non-MVS products are not as readable and are sparsely commented; documentation seems to be satisfactory.

3. There was no evidence that any of the Seer programs were the property of any third party, and Seer states that all current product code was developed by Seer and is their property.

4. HPS analysis and design tools are not as robust as those in some competing products, but the repository and construction tools seem to be quite strong and have given Seer an edge on the code generation side, which is critical to many customers.

5. The technologies needed to extend HPS to provide the open systems capability needed for the enterprise application renewal offering appear to be available for licensing or can be reasonably developed by Seer.

Conclusions
-----------

1. The current HPS products are a valuable asset and provide a solid base for future development work.

2. The technical staff has done high quality work, although the standards have slipped recently with the NT/Unix products.

3. Going forward, the NT/Unix programs may be able to be eliminated by basing these programs on the MVS implementation. This should help reduce the apparently excessive number of technical development and maintenance employees.

4. The open language/application direction seems quite interesting and well within Seer's current technical capabilities.

Section VI.  Customer Survey
             ---------------

These comments are based on Specifics' Customer Survey Report which is in Appendix F.

Findings
--------

1. Customer satisfaction with Seer's HPS products is good with generally positive statements for the MVS product. * *, but they perform the application development functions well.

2. Seer's consulting services are viewed favorably by its customers and are considered essential to learning and using HPS successfully. However, * .

3. While most customers plan to write more applications using HPS, some are in a wait and see position until Seer gets its financial and operational house in order.

4. Customers are interested in Seer's Enterprise Application renewal direction, but have doubts of Seer's ability to implement the necessary functionality in a timely manner.

Conclusions
-----------

1. Changing current customer perceptions regarding Seer's future will be essential to rebuilding sales and service revenues from existing customers, but, more importantly, to obtain new customers.

2. Seer will have a "concept-selling" hill to climb to get even existing customers to consider Seer's new open products.



______________________________

        * Confidential treatment requested.

Section VII.  General Conclusions and Recommendations
              ---------------------------------------

Conclusions
-----------

1. There are no individual operational, technical or customer show stoppers which would clearly indicate that Liraz should not proceed with a letter of intent and a stock purchase option for Seer.

2. However, there are a large number of danger signals which indicate that getting Seer to become a growth company again may be a Herculean task and may over-stretch Liraz financial limitations.

3. Before proceeding with the actual purchase of the new shares, Liraz will need to do a much more thorough due diligence study of technologies, operations, customers and finances.

4. The most serious questions arise on the financials (which were not BGAI's specific assignment). The amount of money needed to even have a chance of turning Seer into a profitable company will be very large, probably risking a total of * .

5. While there are a few assets which can be sold, this would probably yield less than $10 million, not reducing the downside risk significantly.

Recommendations
---------------

The Executive Summary reviews the recommendations thoroughly; below is a brief summary of them:

1. Liraz should not invest in Seer, given the very large debt and the relatively high costs of re-establishing the market for HPS as a product. Without time and money, Seer will not have the opportunity of introducing its proposed new product line into its new market space.

2. Under certain circumstances, Liraz might find it worthwhile to acquire the products, technologies, customer base and a subset of the personnel to construct a new Seer, not encumbered with Seer's debts and potential public stockholder liabilities. A new Seer, with clean books, could be regrown as a privately held technical services company with its own proprietary application development products and with a new application development management system to integrate old and new applications written in various languages for a variety of platforms. Going private may be blocked by WCAS concerns regarding potential stockholder suits, the relative enormity of the debt and the continuing operating and restructuring losses.

3. The possibility of Seer being acquired by a suitable other software company might be pursued, but it is not clear how Liraz could benefit from such an arrangement.



_____________________________

         * Confidential treatment requested.

                                                                    Appendix A-1
BURTON GRAD                                                               Page 1
--------------------------------------------------------------------------------

                              Professional Summary




Burton Grad, President of Burton Grad Associates, Inc. (BGAI), has a long record of significant contributions to the computer software and services industry. He has experience both as a user and developer of application and systems products and as consultant, innovator, businessman and leader in the computer software and services industry.

Since 1978 he has been a consultant to companies providing software products, software professional services, processing services and other computer software and services offerings:

    -   Strategic  planning,   management  and  organizational  consulting,  and
        product analysis, evaluation and review

    - Company and product acquisition studies including due diligence and valuation for financial capitalization and write-off purposes

    - Planning, assessment and analysis of business operations including quality and productivity measurements

Work is performed personally or with the assistance of experienced specialists in market analysis, customer services, systems programs and industry applications on mainframe and departmental computers as well as on client/server and personal computer systems.

This is a partial list from the more than 175 BGAI clients:

        Broadview Associates                       i2 Technologies, Inc
        Budgeting Technology, Inc.                 Infosafe
        CIBER, Inc.                                Keane, Inc.
        DA Consulting Group                        Mediware, Inc.
        Decision Consultants, Inc.                 Platinum Technology
        Discount Investment Corporation            SPSS, Inc.
        Elron Software, Inc.                       Sterling Commerce, Inc.
        Geocapital Partners                        Sterling Software, Inc.
        Grace Consulting and Technologies          TSI International




--------------------------------------------------------------------------------

                                                                    Appendix A-1
Burton Grad                                                               Page 2
--------------------------------------------------------------------------------


Work Achievements
-----------------

    Burton Grad Associates, Inc. (1978 - Present)

    *   Strategic  planning,   management  and  organizational  consulting,  and
        product analysis, assessment and review

    * Company, product and technology valuation studies for financial, tax, capitalization and acquisition purposes

    * Due diligence studies on acquisitions of computer software/services companies

    * Business assessment studies and implementation projects for product strategy, development, quality management and customer service

    Customer Care, Inc. (1992 - 1996)

    *   Published  CustomerCare  Newsletter and CustomerCare  Survey directed at
        software    companies'    customer   services    activities:    support,
        documentation, training and product-related consulting

    * Provided consulting on customer service processes, and training for customer service personnel

    Heights Information Technology Service (1979 - 1983)

    *   Performed professional services for applications and systems development
    * Used professionals on a remote, work at home basis with effective project management

    International Business Machines Corporation (1960 - 1978)

    * Definition, design and implementation of application development systems strategy resulting in release of IBM's development management systems
    *   Development of application programs for every major industry

    *   Establishment  of  joint  planning  and  programming   development  with
        European operations
    *   Announcement, development and initial support of CICS
    * Management of application development for small business and process control systems

    * Responsibility for the production, release and maintenance of almost 200 programs
    * Conception of approach to and programs for text processing and office automation systems
    *   Development and expansion of computer based training systems

    *   Development of management science and scientific programs
    *   Participation in the structuring and unbundling of IBM program products

                                                                    Appendix A-1
Burton Grad                                                               Page 3
--------------------------------------------------------------------------------


    * Creation of the Study Organization Plan for specifying and designing application systems

General Electric Company (1949 - 1960)

    *   Programming of the first commercial computer (Univac I in Louisville)
    * Development of discrete simulation techniques for manufacturing planning and control
    *   Invention of decision tables

    *   Study of automated factory design and implementation
    * Initiation and use of advanced techniques for production, inventory and quality control


Other Professional Activities
-----------------------------

1972-1996       ITAA

                *   Computer Software and Services Trade Association

                * President, Treasurer and Board member of American Software Association Division of ITAA

                *   Member of ITAA Board

                *   Chair and member of various committees  (Industry Relations,
                    Software  Capitalization,   Software  Openness,   Technology
                    Information Services, Quality Management)

                * Executive Committee of Information Technology Foundation (Project Office)

1968 and 1979       Principal author of  Management Systems,  published by Holt,
                    Rinehart and Winston. Used for colleges and businesses for computer application system methodology and design.

1950-Present        Speaker   and  chair  at  conferences   and   workshops  and
                    contributor to professional  journals on various information
                    technology  subjects  including  decision  tables,   quality
                    control, systems engineering and software capitalization.

                                                                    Appendix A-1
Burton Grad                                                               Page 4
--------------------------------------------------------------------------------

                          Burton Grad Associates, Inc.
                               101 Post Road East
                           Westport, Connecticut 06880
                                  (203)222-8718
                               (203) 222-8728 FAX


EDUCATION
---------

    1949       Bachelor of Management Engineering
               Rensselaer Polytechnic
               Institute Troy, New York


POSITION HISTORY
----------------

    1978-Present  Burton Grad Associates, Inc.,
                     Founder and President
                        Consultants to computer software and services companies

    1992-1996     CustomerCare, Inc.
                     Chairman
                        Publisher and Consultants for software company customer
                            services

    1978-1984     Heights Information Technology Services, Inc.,
                     Founder and President
                        Professional software services

    1960-1978     International Business Machines Corporation
                     Consultant - IBM Research Lab
                     Director of Development - Data Processing Division (DPD) Manager - Development Services and Scientific
                        Application Programs (DPD)
                     Manager - Technical and Scientific Development (DPD)

    1949-1960     General Electric Company
                     Consultant - Advanced Application and Systems Development,
                        Production Control Services
                     Manager - Production Control Operation - Large Steam
                        Turbine Division
                     Manufacturing Training Program




--------------------------------------------------------------------------------

                                                                    Appendix A-2

                       Professional Profile - Sid Dunayer
                   Communications and Network Related Projects


Major International Chemical Manufacturer
-----------------------------------------

    Requirements analysis and design of the global network connecting the various product design centers worldwide. The network is currently implemented using Token-Ring and Ethernet local area networks connected via private TI/T3 service, Fiber links, Asynchronous and Synchronous dial connections, X.25 packet connections and SAA connections to the mainframes. Through this network, the chemists worldwide can share data and work together on new creations. The actual mechanism used to route any given "transaction" is dependent on the required response time for that transaction. Those that are "urgent" or require a timely response are routed via an appropriate network connection. The lower priority data replication messages are batched and sent using a cheaper network route.

Software Products Company
-------------------------

    As part of a strategic planning study, analyzed various current and proposed message/document interchange models to establish requirements for an integrated messaging system, including analysis of transport mechanisms and use of available communications software packages.

Major Software Products and Services Company
--------------------------------------------

    As part of a study to determine whether to centralize company development and processing services, prepared requirements statement for installing an integrated communications network to cover development, processing services and corporate administration as well as telephone and fax services.

Network Services Provider
-------------------------

    As part of a technical due diligence for an acquisition, performed an analysis to determine possible methods for connecting the newly acquired customers to the client's VAN. Analysis included the possibility of connecting the VAN to the packet network used by these customers. In this way, the packet service could reroute the customer transactions to the VAN. As customers were migrated from the packet network to the VAN, service on the packet network would decrease and eventually would cease, at which time the connection to the packet network would no longer be required.

Major Financial Institution
---------------------------

    Designed and implemented a corporate-wide customer service network including the use of small computers (replacing mainframes), leased lines, dial-in backup units and other interconnect facilities for regional processing centers.

                                                                    Appendix A-3
Martin Y. Silberberg                                                      Page 1
--------------------------------------------------------------------------------

2521 Palisade Avenue                                   Telephone: (718) 549-4901
Riverdale, New York 10463                                 Fax:    (718) 549-4825


                        Resume of Professional Experience

Summary of Qualifications
-------------------------

Extensive experience and skills in project organization and management, people management, problem analysis, solution design and implementation, negotiation for agreement and strategic planning. Proven ability to organize and conduct complex projects with both technical and marketing components through the application of skills in planning, organizing, communicating and staff motivation.

Current Status
--------------

Retired from IBM August 1991 to start my own consulting company, Creative Management Applications, Inc. Company name was later changed to MYS Management Services.

IBM Experience
--------------

During an extensive career in IBM, I held a wide range of business management, product marketing, application marketing, strategic planning, software development and application development positions. Gained significant people and project management experience and training; managed both small teams of high-level staff professionals and development teams of up to 60 people; and worked both field and headquarters organizations. My family and I lived in Japan for three years with IBM. I also had considerable work experience with IBM country staff and organizations in Canada, Australia, Asia and Latin America.

Among the major accomplishments, I would note the following:

    - Implemented the IBM/InterBold Agreement on ATM marketing in Latin America (1990/91)

    - Developed a strategy for marketing IBM point-of-sale products in Latin America (1990/91)

    -   Defined  and   implemented   the  strategy  for   efficient   electronic
        dissemination of marketing information, design tools and messaging capability to customers in Latin America. This required management of development teams in Toronto and Buenos Aires and coordination of multiple in-country planning and installation activities. (1988/90)

    - Managed the operations of the six software distribution centers serving the Latin America and Asia Pacific countries. A particular challenge was to prepare for the announcement of the AS/400, which had some unique requirements. (1986/88)

    - Developed and applied strategies for marketing high-volume products (personal computers, small systems and terminals) in Latin America and Asia Pacific. This included analyzing and adapting the brand marketing techniques of such companies as Procter & Gamble and General Foods. (1979/84)

                                                                    Appendix A-2
                                                                          Page 2


    - Managed the application development activities of a selected group of specialists assigned to work in Japan in key industry application areas. Was responsible for our efforts in the manufacturing, process, distribution and public sector industries. (1973/76)

    - Managed the development of several major successful software packages for process control and computer simulation applications. (1966/73)

Creative  Management   Applications  Inc.  (CMA)  and  MYS  Management  Services
Experience
--------------------------------------------------------------------------------

Since leaving IBM, I have been involved in a variety of projects consistent with my company business scope and objectives. Especially noteworthy are the following:

    - Performed a detailed technical assessment of a software vendor's development projects that were experiencing difficulties; recommended and helped implement corrective actions; then designed and helped implement a successful technical, marketing and organization plan for the products.

    - Took a lead role in the preparation of a comprehensive report for MITI on the evolution and status of the U. S. packaged software industry.

    - Took a lead role in development of a strategic plan for an IS professional services firm.

    - Developed and helped introduce/implement a set of position descriptions, project procedures and documentation standards for a software and services vendor that had outgrown its informal structure and was very much in need of procedures, better internal communications and controls.

    - Managed the requirements definition and product options evaluation for automation of a medical group laboratory.

    -   Served as acting director of operations for a medical group, focusing on
        improving  its  administrative   (billing/accounting),   management  and
        personnel procedures.

    - Participated in multiple due diligence studies with particular emphasis on the operations and strategic planning activities of the target organizations.

Education
---------
    -   Dr. Engineering, Yale University, 1957
    -   Masters in Engineering, Yale University, 1951
    -   BEE, Polytechnic Institute of Brooklyn, 1950
    -   Extensive  management  training  in  IBM  (people  management,   project
        management, negotiation skills)
    -   Certificate  in  Management  of  Non-profit   Organizations,   New  York
        University Summer Institute, 1991

Personal
--------
    - Married, two daughters no longer at home; resident of New York State since 1976; served in the U. S. Army from 1954-1956; good health

                                                                    Appendix A-4
                           OVERVIEW OF SPECIFICS, INC.

Specifics was founded in 1985 as a full-service market research and consulting firm committed to providing the highest quality customized research studies for clients in the Information & Communications Technologies (IT) Industry. Studies include customer and employee satisfaction, concept testing, market opportunities, advertising effectiveness, product and service positioning, value pricing, lost sales analysis and due diligence.

Specifics' studies are tailored to fit clients' needs, test their hypotheses and answer their business questions. Research methods include conversational telephone surveys, written surveys, personal interviews and focus groups. Specifics' educational and support services ensure that clients can exploit the potential of our research.

Specifics continues to grow by focusing on the business-to-business issues of the Information & Communications Technologies Industry and by helping clients realize their business goals and maximize the value they deliver to stockholders, customers and employees. The consulting services of the firm help clients establish "best practices" in the customer- and employee-support functions of their business.

Specifics' IT Industry management experience combined with the results of over 400 studies for over 150 companies provides in-depth understanding of the factors that contribute to results. Additionally, clients can compare their performance with similar firms from the Specifics database. Specifics is committed to providing clients with clear, reliable, and actionable information consistent with the highest standards of quality, ethics and professionalism in the industry.

A partial listing of Specifics' clients includes:

Ajilon                          Database Consultants      Melita International
AMS                             DA Consulting             Metro Information Sys.
Atlantic Data Services          D&B Software / GEAC       Napersoft
Bell Atlantic / Decision I      Decision Consultants      Oracle
BMC Software                    Devon Consultant          RCG
CBSI                            EMC Corporation           Resumix
Ceridian / Usertech             Harbinger                 RIMS
CAP Gemini America              HBO & Company             Scopus
CIBER                           Hyperion Software         Software 2000
Computer Associates             IMI Systems               Sterling Commerce
Computer People                 Information America       Sterling Software
COMSYS                          J.D. Edwards              Texas Instruments
Compuware / CPU                 Keane / AGS               TSI International
CSC / Infonet                   Lawson                    Utility Partners
Computer Task Group             MCI                       Wonderware

                                                                    Appendix B-1


                            Information Provided List
                            -------------------------



    1.  Seer Consolidated Financial Statements-- 1997

    2. Seer Corporate Strategy Overview: Solutions for Application Renewal -- July 1998

    3. Seer Technologies Corporate Strategy: Building the New Way Forward With Application Renewal for the Enterprise

    4.  Gartner Group Research Note on Seer HPS -- July 16, 1997

    5.  Seer 1995 Annual Report

    6.  Seer 1996 Annual Report

    7.  Seer 1997 Annual Report

    8.  Seer Marketing Materials -- Product Brief Seer*HPS*

    9.  Seer Technologies, Inc. Prospectus -- June 30, 1995

                                                                    Appendix B-2


                               People Interviewed
                               ------------------

Seer
----
        Steven Dmiszewicki, CFO (co-CEO)
        Ted Venema, CTO (co-CEO)
        Eileen Ibenhart, Vice President - Marketing
        Mark Fagan, Director - EMEA Consulting
        Bill McMurray, Director - U. S. and Asia/Pacific Sales and Services Bruce Anderson, Board Director, Partner WCAS

IBM
---
        Mary Maher, Director Strategic Planning, Core Bank

                                                                    Appendix C-1
                                                                          Page 1



                          Descriptive Materials - Seer
                          ----------------------------


                                                                    Page
                                                                    ----

    o   Management Description for 1997 -- Annual Report            2

    o   Gartner Group Research Note -- 7/16/97                      3

    o   Excerpt from Seer Corporate Strategy -- 7/98                4-6






These documents represent Seer's previous strategy and its proposed new directions.

                                                                    Appendix C-1
                                                                          Page 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

General

Seer Technologies, Inc. (the "Company" or"Seer") is one of the software industry's earliest pioneers and a long-time leader in component-based software application development. During fiscal year 1997, the Company announced its new strategic direction, which when fully implemented will transition the Company from a distributor of application development tools and middleware to a supplier of enterprise componentware for selected vertical markets. Enterprise componentware is a combination of application components-reusable, customizable partial applications-and the infrastructure technologies that enable their creation, customization, and assembly.

Seer's componentware offering is a suite of products and services that enables Global 5000-sized companies to accelerate the development and delivery of mission-critical enterprise applications needed to efficiently run their businesses and maintain a crucial competitive edge. Seer's products also help organizations protect their investment in existing legacy systems by enabling them to link legacy applications with new applications going into production.

As part of its strategic transition from technology supplier to market-driven componentware solutions provider, Seer is now also leveraging software assets it already owns and may acquire in the future from outside sources, such as customers and alliance partners. Seer's approach is to commercially package and broker a library of application components for resale along with its componentware infrastructure technologies.

A key element of Seer's strategy involves forging alliances with suppliers of complementary products and services to jointly offer best-of-breed solutions to the marketplace. Seer has relationships in place with several of the industry's leading vendors and systems integrators.

The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The Year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

The Company is using both internal and external resources to identify, correct or reprogram, and test systems for Year 2000 compliance. It is anticipated that all reprogramming efforts will be completed in time to allow for adequate testing. To date, confirmations have been received from the Company's primary processing vendors that the Company's existing systems are Year 2000 compliant or plans are being developed to address processing of transactions in the Year 2000. Management does not expect that the Year 2000 compliance expense will be material to the Company's results of operations.

The Company has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing the Company's proprietary software products and, to a lesser extent, from product development contracts. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades of the Company's software products. Services revenue is comprised primarily of fees for consulting and training services.

Consistent with the American Institute of Certified Public Accountants Statement of Position 91-1, Software Revenue Recognition, the Company allocates a portion of the software license fee to initial period maintenance when the maintenance period is greater than three months. The remainder is recognized as license fee revenue upon delivery of the software product to, and acceptance by, the customer. Revenue from the initial maintenance period and subsequently priced maintenance agreements is recognized ratably over the term of the agreement. Consulting and training services revenue is recognized as the services are performed.

                                                             ADM
                           Applications Development
                           & Management Strategies
GartnerGroup               Products, P-260-1509              Research Note
Continuous Services        M. Blechar                        July 16, 1997
                                                                    Appendix C-1
                                                                          Page 3

                              Seer Releases HPS 5.4

                              Seer  Technologies upgrades its Seer 7000 Windows-
                             based AD product and  integrates  it into its OS/2
                             -based enterprise AD product, HPS.
--------------------------------------- ----------------------------------------
Core Topics                  Seer  Technologies'  Seer*HPS  is  a   traditional
Applications Development:    client/server, enterprise-integrated, model-driven
Componentware; Enterprise    (COBOL, C) code generator. HPS is one of the best,
Applications                 most  proven,   enterprise-scalable   applications
Development Technology       development  (AD) technologies  in the marketplace.
                             Seer released its  last update  to  its OS/2-based
Key Issue                    product, HPS v.5.3.2,  on Aug. 20, 1996.  On  June
What strategies,             30, 1996, Seer  added a  second AD  product,  Seer
technologies, tools and      7000,  a  Windows-based  development   environment
vendors  will best enable    with   less functionality  than HPS    v.5.3,  and
the  effective development   primarily  targeted  toward client/server  Windows
of enterprise-class          deployment environments.  Release 5.4, an  upgrade
applications during the      to Seer 7000 and  phasing out of  its  name, gives
next five years?             Windows-based customers nearly equal functionality
                             with v.5.3 customers.   Another   HPS  release  is
Strategic Planing            planned  for  late  1997  to  complete  the merger
Assumption                   of products.
By 2001, at least 60 percent
of all new AD will be based
on assemblies of
componentware, increasing
both speed to market and the
ability to cope with change
(0.7 probability).

HPS v.5.4                     Seer's  short-term  challenge  is  to overcome the
                              factors    negatively    impacting    the   entire
Development Environment       traditional  client/server AD tool market (see ADM
Client Platforms: OS/2 and    Research Note SPA-260-1500, June 27, 1997), Seer's
   Windows NT                 main   area   of   revenue   generation.  Although
Repository/Server Platforms:  proprietary, Seer's  NetEssential product, used by
   MVS, AIX, OS/2, Windows    HPS, is  one  of  the best intelligent  middleware
   NT and HP-UX               brokers.  Seer*HPS  for  the  Internet  provides a
Deployment Environment        development  environment for creating Web  browser
Client Platforms: OS/2,       Common  Gateway  Interface  access to applications
   Windows 3.1.1,95 and NT)   through NetEssential.  However, those  looking for
   and 3270                   more fully  developed  Internet-centric  solutions
Server Platforms: MVS (CICS   should  consider  vendors like  Bluestone, Haht or
   or IMS), OS/2, AIX,        NetDynamics.   Although   HPS  has  some   limited
   Windows NT, HP-UX AS/400,  support  for   object   orientation   (OO),  those
   Sun Solaris and Tandem     requiring  an  object-oriented  fourth  generation
   NSK (4Q97)                 language  (OO4GL)  solution should consider vendor
Databases: MS SQL Server,     Antares  Alliance  Group,  Dynasty Technologies or
   Oracle, DB2, DB2/2,        Fort Software.  Texas  Instruments'  Composer (due
   DB2/6000, DB2/400,         to  be  acquired  by  Sterling  Software)  remains
   Informix,  Sybase and CA   Seer's main competitor in the traditional
   Open Ingres
Middleware: NetEssential
   (proprietary)
Communications: TCP/IP,
   Names Pipes, LU2, PU6.2
   and Banyan Vines
Note: Windows NT development
   environment clients do not
   generate OS/2 clients or

New 5.4 Release Highlights

  o  C++ container-type       AD tool space. Texas Instruments has more alliance
     Active X controls        partnerships and independent consultants, a larger
     support                  customer base and  more-rigorous model-driven  AD.
  o  Distribution of Freeway  Conversely,  Seer   has  finance/banking    market
     across  multiple MS SQL  expertise   and   componentware,   required   less
     Server devices           modeling rigor, and has NetEssential.
  o  Year 2000 compliancy
  o  User-defined tool and
     report extension
     capabilities  for
     Freeway
  o  Tighter  integration
     between Freeway and host
     repositories
  o  Simplified packaging and
     installation.

                                                                    Appendix C-1
                                                                          Page 4

Our differentiation:
To be successful in marketing and selling solutions in the global marketplace, we must strive to differentiate our offerings as being unique and providing a compelling value proposition. We believe our ability to leverage powerful and proven enabling technologies - both our own software products and third party products and application assets - together with our experienced consulting force will give us a competitive edge because it enables us to tailor solution packages within the context of the business problems we're addressing to meet each customer's unique application renewal needs.

This means that we will:

1) Continue to enhance our enabling technology products in ways that help us further differentiate our solutions as unique in the marketplace.

    The functional extension to our enabling technologies that are needed to support the delivery of effective application renewal solutions fall into two primary categories:

        o Opening our repository and back-end tools to support application warehousing

            Just as a data warehouse combines production data from a variety of sources into a single location in order to provide a single, consistent and manageable source for queries and reports, the Application Warehouse combines development information from a variety of interactive development environments (or IDEs) in order to manage the development, building and deployment of applications developed using the different languages supported by these IDEs.

            In order to fully support the application renewal process, the Application Warehouse will need to have the ability to import existing native applications written in languages such as COBOL, Java and Visual Basic. Once incorporated into the Application Warehouse, these applications can then be easily maintained and enhanced through Application Warehouse IDE adapters.

            These adapters will connect with language-specific IDEs in a manner that allows source code to be exported to these IDEs for modification and re-imported once modification is complete. The already existing powerful capabilities to build and deploy these applications across multiple platforms will be enhanced to support the handling of native language programs in addition to those developed using HPS rules. (See Product Evolution Strategy and Lexicon documents for more detail)




                                     Page 5

                        SEER PROPRIETARY AND CONFIDENTIAL

                                                                    Appendix C-1
                                                                          Page 5

        o   Expanding our network computing capabilities

            Product enhancements for network computing (NC) will be focused around an open client strategy designed to support a number of new initiatives. Together these initiatives should provide a powerful solution for companies moving to network computing.

            The initiatives include generating client-side Java applications and applets as well as allowing third-party Java and Web HTML development environments to be used to develop all or part of the client side of an application. The parts developed in native Java could then also be stored and managed through the Application Warehouse as indicated above.

            In order to better support a variety of NC environments, our NC strategy also calls for the support of other middleware solutions such as CORBA and IBM's Component Broker. This, together with browser-based Java applications and applets, provides a powerful technical infrastructure for any company thinking of renewing their applications through network computing. (See Product Evolution Strategy and Lexicon documents for more detail)

        We must also track and support the functional needs of strategic third party products that are based on our technology, such as IBM's CoreBank and Telenor's application. (See Product Evolution Strategy and Lexicon documents for more detail.)

2) Develop consulting practices and grow our consulting staff and skills inventory to support effective whole solution delivery

        Specific practice areas will be need to be developed and expanded over time to support the delivery of complete, high quality application renewal solutions. Some of these include legacy application re-engineering, internet enablement, and a broad spectrum of project services.

        Growing the consulting practices will be an on-going effort to continually expand and enhance our skills inventory through training and growing current consulting staff as well as expanding the staff by adding new consultants with specialized areas of expertise such areas as Java programming, e-commerce, knowledge of network computing and middleware such as CORBA, COM and DCOM, and others.

3) Identify and add complementary technologies developed by third parties to our enabling technology portfolio that our consultants can utilize and/or that we can resell

4) Expand our methodology from its traditional new development, design and planning orientation to include a renewal-oriented section that focuses on synthesis and assimilation of disparate pieces

                                     Page 6
                        SEER PROPRIETARY AND CONFIDENTIAL

                                                                    Appendix C-1
                                                                          Page 6

5) Identify, evaluate and harvest viable components and "used assets" from third parties

    Components are also a part of our strategic direction. We intend to work with our customers and other third parties to build up a catalogue of available "used assets", or whole and partial applications that can add value to our solution offerings.

    We will pursue component opportunities through one of two business models: the OEM model and the broker model. In the OEM model we provide enabling technology and possibly consulting services to support the implementation of applications or components developed using our enabling technology and marketed by third parties, such as IBM's CoreBank.

    In the broker model, we will identify application assets that may have potential value and then our marketing and sales forces will facilitate and assist in the resale of these assets between the original owner and interested purchasers. As part of a component-based whole solution offering, we will also provide enabling technologies and consulting services to help companies customize and deploy the application asset.

























                                     Page 7

                        SEER PROPRIETARY AND CONFIDENTIAL

                                                                    Appendix C-2



                                 Seer Financials
                                 ---------------



                                                                     Page
                                                                     ----


        o   Income Statements for FY95, FY96 and FY97                  2

        o   Balance Sheets for 9/30/96 and 9/30/97                     3

                                                                    Appendix C-4



                        Seer Customers 10/1/97 - 6/30/98
                        --------------------------------



Customers are defined as those for whom revenues were recognized during the first nine months of FY98.


                     Software         Maintenance       Service
     ............... ................ ................. ......................
     Americas          *                *                 *
     ............... ................ ................. ......................
     Europe            *                *                 *
     ............... ................ ................. ......................
     Asia              *                *                 *
     ............... ................ ................. ......................
     Total             *                *                 *
     ............... ................ ................. ......................


Note 1:     Covers only 9 months; may be additional customers during 4QFY98

Note 2:     Omitted very low value items -- typically those under $5,000

Note3:      On a worldwide basis,  there were * of the * services  customers who were not on maintenance

Note 4: On a worldwide basis, there were * of the * software products customers who were not on maintenance


__________________________

        * Confidential treatment requested.

                                                                      Appendix D
                                                                         3 Pages
         --------------------------------------------------------------


                             MYS MANAGEMENT SERVICES

         --------------------------------------------------------------



Date:  July 29, 1998

Subject:  SEER Evaluation

Prepared By:  Martin Y. Silberberg

The content of this report is based on telephone interviews with the following SEER executives and written material they provided: Ted Venema, CEO/CTO, Office of the President; Eileen Ibenhard, VP of World Wide Marketing; Mark Fagan, head of EMEA Consulting and Bill McMurray, head of AmAP Sales/Services. The interviews/discussions took place over the period July 20 through July 27, 1998.

CURRENT STATUS

The current status of and immediate outlook for SEER for the current fiscal quarter, July through September, 1998, is the following:

-  Steps  have  been  taken  to   significantly   reduce  costs  by  eliminating
ineffective/costly activities and by letting go of nonproductive staff.

According to numbers given to me by Eileen and Bill, costs have been reduced by a current going rate of some $11 million/quarter. Channel marketing has been eliminated completely ($3 million/quarter) and Marketing has had a major reduction (from $4 million to $0.25 million/quarter). The former made no sense given the nature of SEER's offerings and marketplace and the latter was clearly at too high a level. In addition, a small development office in New York City has been closed and also the sale offices in South America and Singapore which were not cost effective.

- Major changes have been made at the top management levels and organization changes are in process.

These include the Office of the President, reporting structures, appointment of Eileen Ibenhard as VP of Marketing, selection of Bill McMurray to head Americas Sales/Services in addition to AP, and other changes at the next levels. Bill plans major changes in the Americas.

- A strategy has been defined that addresses the current situation with regard to changes in SEER's marketplace and that focuses on SEER's strengths.

An excellent description of this strategy is in a document prepared by Eileen entitled "Corporate Strategy Overview - Solutions for Application Renewal", dated July 1998. It is logically structured and identifies exposures and dependencies as well as opportunities.

- The top levels of management I interviewed agree with and are making plans to implement consistent with the strategy. Staff in general appears to be on board.

This applies at both Corporate HQ and in the field. I was told that attrition of quality Consulting Services and Sales staff and other valued employees has been reduced.

- Steps are being taken to "test" the logic of the strategy with customers.

This includes some one-on-one discussions with selected customers and a presentation at a user's council teleconference held on Thursday, July 23. I have asked Ted to try to get us a copy of the minutes of that meeting.

- The outlook for the current quarter is positive.

Revenue is projected to be about $18 million and costs will be about $16 million for this quarter. This would be a dramatic change, but not an indicator for the long term. IBM's plan to announce Core Bank of course provides long term upside potential, as does the possibility of selling or selling the rights to NTPA and generating other OEM models.

EXPOSURES/DEPENDENCIES

Although all of the above is positive, I view the strategy and its implementation as being in alpha/beta test of validity. I identified what I saw as key exposures and dependencies during my discussions with Ted, Mark and Bill. I was very pleased to later find many of these identified in the strategy document by Eileen referenced above. She reconfirmed her understanding in my discussion with her, which was the last of the four. I think this recognition of realities is also quite positive.
My view of the issues is outlined below:

- Technical feasibility still to be confirmed.

I don't think that opening up the HPS repository as described in the strategy will require rocket science; nevertheless the development required is still in the design/planning phase.

- Market feasibility still to be confirmed.

SEER has almost certainly made proper identification of the factors that caused their revenue to drop, but that doesn't ensure that customers will place orders based on the new strategy/offerings.

- SEER credibility is an issue for acceptance.

Customers are very aware of SEER's recent financial problems and may be reluctant to make a major investment with them for fear they won't be around for the long term required. Some customers have already expressed that concern.

- Staff to implement the strategy is not in place.

Attrition, although now reduced, has been high and some good people have been lost from consulting and sales. They will have to be replaced and additional skills required for the new strategy will have to be obtained through both training and new hires. SEER credibility will be key for the latter.

- The ability to obtain "used" assets is not certain.

This is an important part of the strategy and it isn't a given that customers will want to make such assets available for use by their competitors.

- The current organization is not optimum in my opinion.

A two-person corporate office as currently structured is ripe for conflict in future. Moreover it conveys a feeling of being in transition, which is not good for the credibility issue.

Bill McMurray will be running the Americas remotely from Sydney, Australia for the foreseeable future. My impression is that he is a very competent individual, but remote management poses serious challenges, especially for an area that has been as troubled and done as poorly as the Americas.

BOTTOM LINE

Investment in SEER looks like a good gamble at current prices for the stock, but it is a gamble. Several of the issues and concerns noted above could be addressed/assessed fairly quickly to improve the likelihood of a positive outcome.

                                                                      Appendix E
                                                                         3 Pages

             Preliminary Technical Review of Seer Technologies, Inc.
             -------------------------------------------------------

                                                      Sid Dunayer - 31 July 1998

The following comments reflect data gathered during an on-site visit to Seer on July 23, 1998. The primary source of all information was Ted Venema who was candid in his answers. Despite being at Seer for only a year, he seemed quite knowledgeable about how the product worked today, as well as how the new product would be structured.

Development

o All development areas report to Al Nisbet, VP of Development. There are three Development area managers, a QA manager, a Planning manager and a Project Management manager. Each of the development areas is further subdivided into development teams for individual parts of HPS. Each development area also has a dedicated documentation staff. Seer has a "handbook" that is used to guide new developers and technicians as to the overall development process including the automated testing methods.

o The MVS development teams have a defined set of standards that developers are expected to and do follow. The non-MVS teams do not have a corresponding set of standards and the lack of same is noticeable in the code.

o Seer has a documented development plan that shows all scheduled development and maintenance activities. There are also planning documents and business case justifications for new features.

o Seer has an excellent document describing the * currently in place. They use several different tools to perform this function and reportedly have an * . Unfortunately, these procedures have been * to be delivered to customers. These practices have reportedly been stopped and the quality of the delivered product is better than in the past.

o   HPS is "internationalized",  but many parts of the code still do not support
    * . * . Seer has produced a business case and plan to upgrade the entire product to support * .

Technical Review
----------------

o The HPS development workbench runs under Window/NT or OS/2. There is also a version that runs under MVS, but it is not the recommended platform. The generated client code can run on Windows (NT, 95, 3.x), OS/2, or on 3270 terminals. The generated server code can run on MVS, Windows/NT, OS/2, AIX, AS/400, Sun, HP, or Sinix (Siemens UNIX). There is



______________________

        * Confidential treatment requested.

    only one client using the Sinix code. There also is the ability to generate code for the Tandem, but this is not being marketed.

o HPS provides a total development environment for creating new client/server applications. It contains Analysis Tools (data flow diagrams, process diagrams, etc.), Design/Preparation Tools (window painting, window flow diagrams, HPS rule editor, etc.), a proprietary Repository and Construction Tools that do the actual code generation and partitioning. The Repository must reside on a server (MVS, NT, OS/2 or AIX).


o The non-MVS portions of the product are all written in either C or C++. The MVS portions are written in C, Assembler, Cobol and a small amount of PL/1.

o All current product code was reportedly developed at and is the property of Seer.

o   In general, there are copyright notice in the source code. * .

o   Change control is performed using standard tools, such as PVCS.

o Seer has documentation and design notes for current and recent development activities.

o Some source code for the MVS and non-MVS components were reviewed. While this was not an extensive examination, it was sufficient to note that the MVS code (all languages) was * . Clearly, the MVS programmers follow the standards and produce * code. The non-MVS code was * .

Observations
------------

o Seer markets HPS to large, mainframe-centric companies that are doing new client/server development. The current product is an all-or-nothing deal. You can only use HPS tools for all aspects of development. Unfortunately, this market will continue to shrink. The new strategy of "application renewal" will expand this market somewhat by including those large companies that wish to modernize what they currently have or can buy (what Seer refers to as "used assets"). While this will indeed expand the target market, it still primarily addresses a limited mainframe market.

o The HPS analysis and design tools are not as robust as competing tools from other vendors. Seer recognizes these weaknesses and indicates that the new strategy would allow them to effectively retire these tools in favor of allowing the customers the use of more robust tools, like Visual Basic. This is probably not a bad move as it would free development resource for other projects, but Seer will have to continue to satisfy those customers that are already using the HPS tools.

_________________________

        * Confidential treatment requested.

o The repository and construction tools are highly versatile and this is an area where HPS apparently gets high marks. *

o There are currently two separate code bases for the Repository support, one for MVS and one for non-MVS. The reasons for this are historical and have much to do with the fact that the original MVS repository code * . Most of this code has reportedly * . This would have the benefits of freeing valuable development resources and ensuring consistent operation of the Repository on all targeted platforms.

o   Seer  uses  a  proprietary  runtime  package,   which  they  developed,   to
    implemented window painting on the various client platforms. * .

o Communication between the client and server components is realized using a middleware layer known as NetEssentials (NETE) and developed at Seer. The code is reportedly reliable and fairly robust. Despite this, customers have indicated the desire to utilize alternative communications schemes such as PCOM. Seer acknowledges that it is not a middleware company and is working to allow the use of other methods.

o Seer also has a product called NTPA, a brokerage application written in BPS. It has been around since the beginning, but only two copies have been sold. Seer indicates that it is not in the brokerage application business and does not know how to market and support NTPA directly. If the package is a functioning product, there may be opportunities to help realize the value of this asset.


_________________________

        * Confidential treatment requested.

                                                                      Appendix F
                                                                         5 Pages

                             SEER Technologies, Inc.

                   Customer Study by Specifics, Inc. - 8/1/98

This preliminary report is offered with the understanding that at least one more interview will be conducted on Monday, August 3. Considering the small sample, no conclusions can be drawn from this report. The comments, herein, are based solely on the limited number of quantitative and qualitative responses.

A total of six interviews were conducted, 3 in the U.S. and 3 in Europe. The following organizations were contacted.

    *
    *
    *
    *
    *
    *

The Sales Process

Three respondents were involved in the sales process and rated the SEER sales team a * overall on a 9-point scale, where 1 is very poor and 9 is excellent. The primary business driver for the sale is generally the same - a desire to reduce the programming load and create systems that are easily maintained.

In all cases multiple vendors were evaluated and in each case the respondent believes that the SEER products did the best overall job and provided the broadest functionality. Issues or compromises that might have prevented a sale were minimal, because the need to generate code that was useable and easily maintainable were paramount. Mentions of system cost and the need for an infrastructure to properly implement were more related to after sale concerns than pre-sale. Customers tended to be surprised by the cost of implementation and the learning curve.

For European customers, the importance of IBM to the selection received mixed ratings -- from * but the importance of IBM to the ongoing use of the SEER products varied more widely, from *. This factor must be weighed and balanced for each customer, since each approach is likely to be unique. The impact of Y2K activity on new product development is considered very little, somewhat, and a lot with 2 respondents in each category respectively.

The Product
Generally, the product meets expectations. It meets the criteria for its selection and the systems that are generated seem to be reliable and easy to maintain. Most customers are satisfied with the



__________________________

        *  Confidential treatment requested.

product plan to use it for new system development, and would recommend it to colleagues interested in case tools. *

*.*.*.*.

The product, designed to be used with OS2, is used mostly to prepare programs to be run on the mainframe or in a UNIX environment, primarily on RS6000 platforms. The customers in this study use it almost exclusively for these platforms and plan to migrate to NT, but do not have any operational systems on NT.

Ratings on product and support attributes are as follows:


                                                                  Average
Product / Service Feature                                         Rating
1.      The software product, overall                                *
2.      Quality of the software (lack of bugs)                       *
3.      Performance of the software (speed)                          *
4.      Overall functionality of the software                        *
           (it does what it's supposed to do)
5.      Ease of use and learning of the software                     *
6.      Printed and / or on-line documentation                       *
7.      SEER's technical support, overall                            *
8.      Accessability of technical support                           *
9.      Responsiveness of technical support                          *

These ratings are * than are typically seen in other customer satisfaction studies. A couple of customers are * efforts of SEER, * .

The lack of good new product releases clouds the perceptions of the respondents of SEER's ability to deliver new product strategies. The perception of SEER's ability to deliver the Application Renewal Strategy is only * on a 9-point scale. The perceived ability to deliver on the Network Computing Strategy is only * ranging from * . Finally, the perception of SEER's ability to deliver the Application Warehouse is generally positive given the present use of a repository, but

_________________________

        * Confidential treatment requested.

respondents feel that it may not be delivered on time, or that there are not enough resources or budget to deliver the warehouse as promised.

The average value of SEER products overall is rated a * on a 9-point scale, with a range of * .

Consulting Services
The consulting services of SEER are viewed more favorably. The average value is rated a * with a range of * . Consultants are seen as working hard with the right professional attitude, and trying to solve problems with products that need to be enhanced.

The ratings for consulting services attributes are:



                                                                  Average
Consulting Service                                                 Rating
1.      SEER's consulting staff overall                              *
2.      Technical knowledge of the consulting staff                  *
3.      Product / application knowledge of the                       *
           consulting staff
4.      Professionalism of the consulting staff                      *


The complexity of large systems, the customer commitment required for implementation and the long learning curve are an opportunity for SM consulting services. Responses show that customers are solving the implementation problem by hiring former SEER staff, by complaining loudly enough to get attention and by using IBM consultants. There is an expressed concern that the financial hardships of the company have caused experienced resources to leave and they have not been replaced. This limits the supply of talent for consulting.

Future Use of SEER
Most customers plan to use SEER products and consulting for new application development in the future. * responded "yes" to this question, * said "maybe," and * said "no." The overriding concern is whether the company has the financial backing, to be a viable entity. One customer is so committed to SEER that they are dependent for their entire operation and they don't have a clear alternative. This customer also believes that it is * .

Conclusions
SEER's biggest challenge, outside of getting its financial house in order, is to restore customer confidence in the products and the company. This can only be done through execution, not promises. Customers have evidenced some improvements, e.g., in documentation, in the last year, but they are still wary of SEER's ability to maintain the technical expertise required to handle multiple new technologies and platforms, as required by their new strategies.


_____________________

* Confidential treatment requested.

The priorities they place on functionality for SEER products are:



                                                                  Priority
Functionality of SEER's products                                   Rating
CORBA (Common Object Request Broker Architecture)                    *
JAVA Front-end                                                       *
Incorporate legacy code                                              *
JAVA code generation                                                 *
Incorporate other languages, through open interface                  *
JAVA to COBOL                                                        *


__________________________

        * Confidential treatment requested.

                                   MEMORANDUM

Date:        August 3, 1998

To:          Burt Grad

From:        Joe Blumberg

Subject:     SEER Technologies


A last interview was conducted today with * . The client was very knowledgeable about SEER products and the proposed strategies. They have used the products for more than five years and have developed in excess of 30 applications, including three on NT.

The information and ratings provided by the respondent do not shed new light nor substantially change any of the findings on the report submitted, however the ratings were generally one or two points higher than the average reported, and therefore will raise the overall average by approximately 0.2 points on all reported averages.

This respondent is highly dependent on the   *        .

The one item that is influenced somewhat by this respondent is the priorities for new functionality in SEER products. Adding these ratings to the mix closely balances the priorities to put the * slightly higher on the priority scale.

Again, the small sample is not a good basis to draw conclusions, but it is an indicator of customer reactions and perceptions.

______________________

        * Confidential treatment requested.